Exhibit 10.2
SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement, and the Release attached hereto as Exhibit A (collectively, the “Agreement”), is made by and between Michael Stigers on behalf of himself, his agents, heirs, executors, administrators, and successors (collectively, “Stigers”), and United Natural Foods, Inc. and its current and former operating companies, owners, officials, directors, officers, employees, shareholders, affiliates, agents, employee benefit plans and plan administrators and fiduciaries, representatives, attorneys, insurers, subsidiaries, parents, divisions, branches, units, successors, predecessors, and assigns (collectively, “UNFI”).
WHEREAS, Stigers has alleged that UNFI breached a Change of Control Agreement between Stigers and UNFI by failing to pay Stigers earned severance and asserted this claim and other claims in various writings including a draft Demand for Arbitration dated September 5, 2023 (collectively the “Claims”); and
WHEREAS, UNFI denies all material allegations in, and maintains affirmative defenses to, the Claims and continues to deny any liability for the Claims; and
WHEREAS, Following mediation efforts and an evaluation of alternatives including arbitration, Stigers and UNFI wish to avoid the time, expense, and uncertainty of further dispute, and desire to settle, fully and finally, any and all claims Stigers has or could have asserted against UNFI, including, but not limited to, all claims related to Stigers’ employment with UNFI and his separation from employment with UNFI, whether or not asserted in the Claims; and
WHEREAS, Stigers and UNFI have considered their rights, options, and alternatives under the Agreement, and have been advised by legal counsel.
NOW, THEREFORE, in consideration of the foregoing recitals and all of the terms and conditions set forth herein, and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:
1.Consideration. Subject to the following paragraphs, and in consideration for Stigers’ agreement to the terms hereof, the parties agree to the following:
a.Provided Stigers does not exercise his right of rescission as described in Paragraph V of the Release, UNFI agrees to pay Stigers $900,000 (“the Payment”), broken down as follows:
i.UNFI will pay Stigers the sum of $750,000.00, minus applicable deductions and withholdings for claimed lost wages and benefits, and for which Stigers shall be issued a Form W-2.
ii.UNFI will issue a check to Stigers’ attorneys, Schaefer Halleen, in the amount of $150,000.00 for claimed attorneys’ fees and costs incurred by or on behalf of Stigers. UNFI will issue Form 1099s to both Schaefer Halleen and Stigers for such payments.

Should Stigers exercise his right of rescission as described in Paragraph V of the Release, he will not be entitled to the Payment or any of the other relief set forth herein. The Payment is also conditioned on UNFI’s counsel’s receipt of Stigers’ and his attorneys’ signed W-4 and W-9 forms. The Payment will be made within 30 calendar days after Stigers’ signature of this Settlement Agreement and Exhibit A provided the expiration of all applicable rescission periods described in Paragraph V of the Release and receipt of all required tax documents.
b.The parties agree that UNFI has no obligation to disburse the Payment unless all of the following three conditions are met: (1) Stigers executes this Settlement Agreement and Exhibit A, (2) the rescission periods specified in Paragraph V of Exhibit A have expired, and (3) Stigers and his counsel provide UNFI with copies of their respective W-4 and W-9s.
c.The parties agree that the consideration offered Stigers is in full settlement of all of Stigers’ actual and potential claims, charges and causes of action against UNFI which arose or could have arisen at any time prior to the execution of the Agreement including, but not limited to, those arising from or in any way related to his hiring by, employment with, application to, and termination from UNFI, and any and all claims for any type of legal, equitable, or statutory relief.
d.With the exception of any long term incentive rights (e.g., RSUs or PSUs) to which Stigers may be entitled, the financial consideration described herein is the entire amount to be given to Stigers by UNFI. UNFI shall have no further liability to Stigers including, but not limited to, any claims or payments for attorneys’ fees, costs, or disbursements.
e.Stigers was granted RSUs and PSUs under the Amended and Restated United Natural Foods, Inc. 2020 Equity Incentive Plan, as amended from time to time, and any right he may have to these awards will be determined under the terms of that plan and the applicable award agreements.
f.The parties agree that the Payment and other consideration is provided to Stigers in exchange for him entering into the Agreement and is not otherwise owed.
2.Mutual Release. In return for the consideration offered by UNFI, and other undertakings of UNFI stated herein, Stigers shall sign and be bound by the Agreement, including the Release attached as Exhibit A.
In addition, UNFI releases and discharges Stigers, and his agents and representatives, of and from all known debts, claims, demands, actions, causes of action, suits, sums of money, contracts, agreements, judgments and liabilities whatsoever, both in law and equity, that it ever had or now has, against Stigers, up to the date of the execution of this Agreement by all parties.

3.Payment of Mediation Fees. The parties agree that UNFI shall be responsible for payment of all mediator fees incurred in connection with this matter.
4.No Right to Reemployment. Stigers agrees that he shall have no right to apply for any job with UNFI in the future or otherwise seek reinstatement, employment, or reemployment with UNFI, directly or indirectly, either as an employee, independent contractor, or temporary employee. Stigers further agrees that UNFI may reject with impunity any application for employment that he might make and treat any such application as a nullity.
5.Mutual Non-Disparagement. Stigers agrees that he will not make any statement, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage, or criticize the business reputation, practices, or conduct of UNFI and/or its past and present employees, directors, principals and officers. Stigers acknowledges and agrees that this prohibition extends to statements, written or verbal, made to all news media, social media, online, current or former customers (including Wakefern Food Corporation), potential customers, competitors, strategic partners, vendors, and employees (past and present). The Parties agree that this paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement, and a violation of this Paragraph would cause irreparable harm to UNFI. This provision, however, shall not prohibit and/or prevent Stigers from providing truthful testimony in response to a lawful subpoena, court order, or as otherwise required by law.
UNFI agrees that it will instruct its Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer and General Counsel that they may not make any statement, written or verbal, or cause or encourage others to make any statements, written or verbal, that defames, disparages, or criticizes Stigers. This provision, however, shall not prohibit and/or prevent these individuals from providing truthful testimony in response to a lawful subpoena, court order, or as otherwise required by law.
6.Confidentiality.
a.Stigers and UNFI agree that this Agreement will be filed with the U.S. Securities and Exchange Commission (“SEC”) in compliance with securities laws, but until such time of that filing (“Public Filing”), the Agreement and its terms shall remain confidential. At all times, both before and following the Public Filing, the Claims and underlying facts will remain confidential. If asked about the Agreement or the Claims, Stigers and UNFI will respond by referring individuals to the Public Filing. This section shall not preclude Stigers from informing his tax advisor, spouse, attorney, the Chairman of Wakefern Food Corporation, or the Senior Vice President, General Counsel of Wakefern Food Corporation of this Agreement; however, Stigers agrees to inform such individuals that, prior to the Public Filing, the Agreement shall remain confidential and may not be disclosed to or discussed with others. Stigers further agrees that he shall be held responsible if any of those individuals disclose information regarding the Agreement. This section shall not preclude UNFI from informing its auditors, tax advisors, attorneys, or other required professional service providers about this Agreement, the Claims, and the underlying facts. This section shall not preclude the parties from providing information pursuant to subpoena or law.
b.In the event that Stigers believes he is legally obligated by statutory or regulatory requirements (including compulsory legal process), to make any disclosures about the Claims, the Agreement (before the Public Filing), or any of the confidential information described above, Stigers shall immediately notify UNFI’s counsel, as soon as possible and at least five (5) calendar days before the date for disclosure. If UNFI takes any action to challenge such disclosure, Stigers shall defer making such disclosure until the challenge is finally resolved, unless ordered by a Court of competent jurisdiction to give the information notwithstanding the challenge.
c.Stigers recognizes and acknowledges that confidential information of various kinds (including, but not limited to, employee and personnel data and information), UNFI’s present, past, and future strategies, plans, agreements, and proposals (including, but not limited to, UNFI’s customer, marketing, financial, operations, and pricing strategies), and UNFI’s financial and accounting information are valuable, special, and unique assets of UNFI’s business. Stigers agrees that he will not disclose or cause or permit to be disclosed any of such information or any other information UNFI treats as confidential, to any person, firm, corporation, association, or other entity for any reason or purpose.
7.Return of Company Property. Stigers acknowledges that, on or before the date he signed this Agreement, to the best of his knowledge, he returned all property of UNFI in his possession, including, but not limited to, all files, memoranda, spreadsheets, lists, privileged information, documents, records, copies of the foregoing, any UNFI credit cards, laptops, printers, copiers, phones, keys, access cards, and any other such property in his possession. Stigers also acknowledges and agrees that to the best of his knowledge, he has deleted all information and material of UNFI from his personal electronic devices and accounts, including, but not limited to, all UNFI email information from his cellular phone, and all UNFI information from his personal laptop. Stigers acknowledges that this obligation is continuing and agrees to promptly return to UNFI (and delete) any subsequently discovered property to UNFI.
8.Cooperation. Stigers understands there are or may be legal actions brought by or against UNFI which involve situations or circumstances in which he participated in or is knowledgeable about in his role as a UNFI employee. Stigers agrees he will cooperate with UNFI in UNFI’s prosecution or defense of any such matters. UNFI agrees that it will reimburse Stigers for approved out-of-pocket expenses associated with his participation in UNFI’s prosecution or defense of any such matters, provided he submits proof of legitimate expenses.
9.Non-solicitation and Non-assistance. Stigers agrees that he will not solicit any claim against UNFI, and that he will not assist or consult with any individual or entity in connection with an existing or potential claim against UNFI. The parties acknowledge that this provision shall not preclude Stigers from complying with a subpoena or other order from a court of competent jurisdiction. Stigers further agrees to notify UNFI if he receives such a subpoena or order.

10.Tax Treatment and Indemnification. Stigers is and shall be responsible for any additional federal, state, and local taxes that may be owed by him by virtue of the receipt of the Payment provided under this Agreement. UNFI shall have no other responsibility or liability for payment or withholding of income taxes or other tax-related obligations. Stigers agrees to inform UNFI immediately should any governmental agency challenge or question the nature of the Payment or its tax treatment. Stigers further agrees to indemnify UNFI and hold it harmless from any taxes, penalties, or interest that may be incurred by UNFI as a result of the characterization of the Payment as described in Paragraph 1(a) above.
11.Non-Admission. UNFI expressly denies any and all liability or wrongdoing. The parties agree that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or as a waiver of any defense.
12.Mediated Settlement Agreement. Pursuant to Minn. Stat. § 572.35, the parties acknowledge that this Agreement is binding and that they were advised in writing that: (a) the mediator has no duty to protect their interests or provide them with information about their legal rights; (b) signing a mediated settlement agreement may adversely affect their legal rights; and (c) they should consult an attorney before signing a mediated settlement agreement if they are uncertain about their rights.
13.Invalidity. In case any one or more of the provisions of the Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in the Agreement will not in any way be affected or impaired thereby.
14.Assignment. The parties agree that the rights and obligations under the Agreement shall inure to and be binding upon UNFI and its successors and assigns, but the rights and obligations of Stigers pursuant to the Agreement are personal and may not be assigned to any other person or entity.
15.Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This includes electronic copies of signatures. The Agreement shall be deemed effective when the last individual has signed the Agreement.
16.Entire Agreement. The terms of this Agreement and the Release attached hereto supersede and terminate any and all prior oral and/or written agreements and communications between the parties, with the exception of any noncompetition, nonsolicitation provisions, or confidentiality provisions which remain in full force and effect, to the extent its terms are not contradicted by this Agreement. The parties agree that this Agreement and the attached Release contain all of the agreements between them, and that they have no other written or oral agreements.
17.Voluntary and Knowing Action. The parties acknowledge that they have had sufficient opportunity to review their claims and the Agreement and that they have read and understand the terms of the Agreement. Stigers acknowledges that UNFI has informed him of his right to obtain counsel to review this Agreement and recommended that he consult with counsel, that he has in fact consulted with counsel of his choice regarding this Agreement, and that he has voluntarily and knowingly entered into the Agreement to resolve any and all claims, demands, charges or causes of action which he now has or may have with respect to UNFI.
18.Governing Law and Venue. This Agreement will be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota. The parties further agree that all disputes shall be resolved exclusively in state or federal court in Minnesota, and that such courts are convenient forum.

Dated:

February 29, 2024
, 2024

/s/ Michael Stigers
MICHAEL STIGERS

UNITED NATURAL FOODS, INC.

Dated:

03/01/24
, 2024 By:

/s/ J. Alexander Miller Douglas
Its:

Chief Executive Officer

EXHIBIT A
RELEASE
I.Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms that I use in this Release have the following meanings:
A.“I,” “me,” and “my” include both me, Michael Stigers, and anyone who has or obtains any legal rights or claims through me.
B.“UNFI,” as used herein, shall at all times mean United Natural Foods, Inc., and its current or former operating entities, owners, officials, directors, officers, employees, shareholders, affiliates, agents, employee benefit plans and plan administrators and fiduciaries, representatives, attorneys, insurers, subsidiaries, parents, divisions, branches, units, successors, predecessors and assigns.
C.“Release” means this Release Agreement.
D.“My Claims” means all of the claims of any kind whatsoever I have now against UNFI, regardless of whether I now know about those claims, including, but not limited to, claims for payment of wages or other compensation; invasion of privacy; breach of contract; fraud or misrepresentation; violation of the Minnesota Human Rights Act (“MHRA”), Minnesota Whistleblower Statute, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Age Discrimination in Employment Act (“ADEA”), the Consolidated Omnibus Budget Reconciliation Act, the Americans With Disabilities Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Minnesota Payment of Wages Act, the California Labor Code including California Labor Code Section 1198.5, the California Fair Employment and Housing Act, all as amended, or any other federal, state or local laws, rules, regulations, ordinances or orders, including, but not limited to, those civil rights laws based on protected class status, retaliation, reprisal, interference, failure to accommodate, failure to engage in a legally-required interactive process, failure to provide leave or protected time off, negligent hiring or retention, assault, battery, whistleblowing, defamation, false imprisonment, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, misrepresentation or fraud, and all other claims for unlawful employment practices, breach of contract, and all other common law or statutory claims.
E.“Settlement Agreement” means this Agreement excluding “Exhibit A Release.”
II.Agreement to Release My Claims
I am receiving consideration from UNFI to which I am not otherwise entitled by law, contract, or under any policy of UNFI. I agree to give up, release and dismiss all My Claims against UNFI in exchange for that consideration. I will waive all of My Claims, and will not bring any lawsuit, enforce any judgments, file any charges, complaints or notices, or make any other demands against UNFI based on My Claims, except for any action to enforce this Agreement.
UNFI and I agree that this Release will not preclude me from bringing a charge of discrimination before the Equal Employment Opportunity Commission or Minnesota Department of Human Rights. In the event such a charge is brought, however, I agree that I have released any right to receive compensation as a result of the charge, and in the event that I am awarded any such compensation, I agree to return it to UNFI.
The consideration I am receiving is a full payment for the release of all My Claims. UNFI does not owe me anything in addition to what I will be receiving.
III.California Civil Code Section 1542. Employee is releasing all rights under section 1542 of the California Civil Code, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY
Thus, Employee expressly acknowledges that this release includes, without limitation, any claims and causes of action which Employee does not know of or suspect in Employee’s favor at the time of execution of this Agreement, and that this Agreement contemplates full and final extinguishment of all such claims and causes of action.
IV.Period to Consider the Release. I understand that I have twenty-one (21) days from the day that I receive the Agreement (including this Release), not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.
V.My Right to Rescind this Release. I understand and acknowledge that, after I sign this Release, I may rescind the release of my claims under the Age Discrimination in Employment Act (“ADEA”) and Minnesota Human Rights Act (“MHRA”). I have seven (7) days after I sign this Agreement, not counting the day upon which I sign it (the “ADEA Rescission Period”), to rescind my release of claims under the ADEA. My release of my ADEA claims will not become effective or enforceable unless and until the 7-day ADEA Rescission Period has expired without my rescinding the release of those claims. I have fifteen (15) days after I sign this Agreement, not counting the day upon which I sign it (the “MHRA Rescission Period”), to rescind my release of any claims under the MHRA. The ADEA and MHRA Rescission Periods run concurrently. My release of any unasserted MHRA claims will not become effective or enforceable unless and until the 15-day MHRA Rescission Period has expired without my rescinding the release of those claims.
    2

My release of all other claims shall be immediately effective and enforceable upon my execution of this Agreement and may not be rescinded.
VI.Procedure for Rescinding the Release. To rescind the release of my ADEA and/or unasserted MHRA claims, I must deliver a written, signed statement that I rescind my acceptance to UNFI’s counsel by hand or by mail within the 7-day ADEA Rescission Period and/or the 15-day MHRA Rescission Period. All deliveries must be made to UNFI’s counsel at the following address:
Nilan Johnson Lewis PA ATTN: Joseph Schmitt
250 Marquette Avenue South, Suite 800
Minneapolis, MN 55401
If I choose to deliver my acceptance or the rescission of the release of my ADEA and/or MHRA claims by mail, it must be:
    (1)    postmarked within the period stated above; and
    (2)    properly addressed to UNFI’s counsel at the address stated above.
VII.Effect of Rescission. I understand that, in the event I exercise my right of rescission under either the ADEA or the MHRA, I will not be entitled to the Payment identified in Paragraph 1 of the Settlement Agreement and, instead, will be entitled to payment of One Thousand Dollars ($1,000), less applicable withholdings.
VIII.Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to waive all of My Claims against UNFI. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to the rest of My Claims.
IX.Additional Agreements and Understandings. Even though UNFI is providing consideration for me to release My Claims, I acknowledge that UNFI denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me.
X.Voluntary and Knowing Release. I understand and acknowledge that I am hereby being advised by UNFI to consult with an attorney prior to signing the Agreement (including this Release). My decision whether to sign this Release is my own voluntary decision made with full knowledge that UNFI has advised me to consult with an attorney, and I have consulted with my attorneys at the law firm of Schaefer Halleen before signing this Release. I have read the Release carefully. I understand all of its terms. In signing the Release, I have not relied on any statements or explanations made by UNFI except as specifically set forth in the Release and the corresponding Agreement. I am voluntarily releasing My Claims against UNFI. I intend my Release to be legally binding.
Dated:

2/29/2024

/s/ Michael Stigers
Michael Stigers

    3